Exhibit 99.1

FOR IMMEDIATE RELEASE

FLOW COMPLETES ITS STRATEGIC ALTERNATIVES ANALYSIS

KENT, Wash., May 17, 2007 — Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, today announced that its Board of Directors, with the assistance of Houlihan Lokey Howard & Zukin Capital, Inc. (Houlihan Lokey), its financial advisor, has completed its Strategic Alternatives Analysis. After careful consideration, the Board has determined that the Company’s best alternative for optimizing shareholder value for the benefit of all shareholders is to continue executing its strategic plan. Houlihan Lokey’s mandate was to consider all alternatives for the Company and its analysis is consistent with recommendations previously made to the Board by another investment banking firm.

“We are confident Flow can continue to deliver enhanced value to shareholders,” said Kathryn Munro, Flow’s Chairman of the Board. “Between 2003 and 2006, Flow has increased revenue in its core business by almost 80%, repaid all its debts and returned to solid profitability. Flow has talented and hard working employees who delivered these results and are committed to executing on the Company’s strategic plan to deliver further growth and success.”

Flow’s Board also announced that it has made significant progress in its search for an individual to replace retiring CEO, Stephen Light, and that it hopes to complete the search soon.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.

Flow International Corporation

Contact:	Flow Investor Relations
253-813-3286